Exhibit 10.7

PROMISSORY NOTE

DEFINED TERMS

Execution Date: March 9, 2007	City and State of Signing: Chicago, Illinois

Loan Amount: $123,750,000.00	Initial Interest Rate: 6.02% per annum Interest Rate: a rate equal to the sum of 0.70% and the LIBOR RATE as defined in Section 1(c)

Borrower: SHC Columbus Drive, LLC,

a Delaware limited liability company

Borrower’s Address:

77 West Wacker , Suite 4600, Chicago, ILL 60601

Holder: METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder’s Address:

Metropolitan Life Insurance Company, a New York corporation

10 Park Avenue

Morristown, New Jersey 07962

Attention: Senior Vice President

Real Estate Investments

and:

Metropolitan Life Insurance Company

2021 Spring Road, Suite 100

Oakbrook, Illinois 60523

Attention: Director

           Mortgage Portfolio Services

Maturity Date: Maturity Date: April 1, 2012. The first day of the 61st month following the Advance Date.	Advance Date: The date the funds are disbursed to Borrower.

Interest Only Period: The period commencing on the Advance Date and ending on the Maturity Date.

Monthly Installment: As provided in Section 1 hereof.	Permitted Prepayment Period: The Loan may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows: Commencing on the first day of the first month following the Advance Date (April 1, 2007), Borrower may prepay the Loan in whole, but not in part, on 10 days prior written notice, provided such prepayment is accompanied by the Permitted Prepayment Fee (as defined in Section 8(b) hereof).

Liable Party: Strategic Hotel Funding, L.L.C., a Delaware limited liability company

Addresses of Liable Party: 77 West Wacker, Suite 4600, Chicago, IL 60601

Operating Lessee: DTRS Columbus Drive, LLC, a Delaware limited liability company pursuant to the Lease Agreement entered into by Borrower, as landlord and Operating Lessee, as tenant dated as of September 1, 2005.

Addresses of Operating Lessee: 77 West Wacker, Suite 4600, Chicago, IL 60601

Late Charge: An amount equal to three cents ($.03) for each dollar that is overdue.

Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).

Note: This Promissory Note. Mortgage: Mortgage, Security Agreement,

and Fixture Filing dated as of the Execution Date granted by Borrower to Holder. Loan Documents: This Note, the Mortgage and any other documents related to this Note, and/or the Mortgage and all renewals, amendments, modifications, restatements and extensions of these documents. Guaranty: Guaranty dated as of the Execution Date and executed by Liable Party in favor of Holder. Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Party in favor of Holder. The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

1. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) The Initial Interest Rate is the rate set forth on the front page of this Note.

(b) The Interest Rate will be reset by Holder, effective as of the first day of the second month following the month during which the Advance Date occurs, and thereafter shall be reset by Holder effective the first day of each successive one-month period thereafter during the term of the Loan (individually “Rate Reset Date” and collectively “Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the annual rate equal to (i) 0.70% plus (ii) the “LIBOR Rate” as of approximately 11:00 am London time on the second Business Day prior to each of the Rate Reset Dates. A “Business Day” shall mean a day that both (x) commercial banks in London are open for international business (including dealings in dollar deposits) and (y) Holder is open for business in New York City;

(c) The term “LIBOR Rate” as used herein shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”;

(d) Borrower shall pay interest only in advance on the Advance Date for the period from and including the Advance Date to the end of the month of March, 2007, and shall then pay interest only in arrears, on the first day of the month of May, 2007 and thereafter Borrower shall make payments of interest only on the first day of each month through and including the 60th month following the Advance Date. The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the Maturity Date;

(e) Interest shall be calculated on a daily basis of the actual number of days elapsed and a three hundred sixty (360) day year; and,

(f) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Mortgage and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrower by

Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrower acknowledges and agrees that all or a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. The covenants of the Mortgage are incorporated by reference into this Note. This Note shall evidence, and the Mortgage shall secure, the Secured Indebtedness.

4. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days after the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation the Permitted Prepayment Fee (as defined in Section 8(b) below)) or the Default Prepayment Fee (as defined in Section 9(b) below), respectively as the case may be (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan

Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Permitted Prepayment Fee.

(a) Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time prior to the Permitted Prepayment Period after which, Borrower may prepay the Secured Indebtedness in whole, but not in part, on no less than ten (10) days prior written notice to Holder (“Prepayment Notice”), provided such prepayment is accompanied by the Permitted Prepayment Fee. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the Prepayment Notice; provided, however, Borrower shall have the right two (2) times during the term of the Loan to rescind or extend a Prepayment Notice, provided that Borrower (x) provides Holder with not less than 5 (five) days prior written notice of such extension or rescission and (b) reimburses Holder for any out-of-pocket costs (but specifically excluding any arising from any missed reinvestment opportunity) incurred by Holder as a result of Borrower’s original notice of intention to prepay the Loan.

(b) The “Permitted Prepayment Fee” shall be equal to (w) one hundred basis points (1.00%) of the principal being prepaid during months 1 through 12 following the month in which the Advance Date occurs; (x) twenty-five basis points (0.25%) of the principal being prepaid during months 13 through 36 following the month in which the Advance Date occurs; (y) twelve and one-half basis points (0.125%) of the principal being prepaid during months 37 through 48 following the month in which the Advance Date occurs and (z) no basis points if prepaid thereafter.

9. Default Prepayment.

(a) Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in Section 8, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, or (ii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee (as hereinafter defined).

(b) The “Default Prepayment Fee” shall be equal to (i) the greater of (x) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate (as defined below), compounded semi-annually, or (y) one percent (1%) of the amount of the principal being prepaid, plus (ii) the actual LIBOR breakage fee which shall be calculated and payable to Holder if a pricing contract is in place at the time of such prepayment.

(i) A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Loan multiplied by 0.70%, divided by 360, multiplied by

365 and divided by 12. The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the Loan to and including the Maturity Date.

(ii) The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities-Treasury Constant Maturities” for the date which is 5 Business Days prior to the date on which prepayment is being made. If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Default Prepayment Fee two weeks before the date of the scheduled prepayment for purposes of this provision 9(b).

10. Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of this Note requires a Prepayment Fee or a Default Prepayment Fee, shall include the Prepayment Fee or the Default Prepayment Fee as the case may be. Borrower agrees that the determination of the Interest Rate was based on the expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Holder that the amounts advanced under this Note would not be prepaid during the term of this Note, or if any such prepayment occurs, the Prepayment Fee or Default Prepayment Fee, as the case may be, would apply (except as expressly permitted by the terms of this Note. Borrower also agrees that the Prepayment Fee and the Default Prepayment Fee represent the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER APPLICABLE STATE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE DEFAULT PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11. Liability of Borrower. Except as expressly set forth in the balance of this Section or in the Indemnity Agreement or Guaranty, anything contained herein or in any other Loan Documents to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other obligation hereunder or under the Loan Documents against (i) any affiliate, parent company, trustee or advisor of Borrower, Operating Lessee, Liable Party, or owner of a direct or indirect beneficial or equitable interest in Borrower, Operating Lessee or Liable Party, any member in or manager of Borrower, Liable Party or Operating Lessee, or any partner, shareholder or member therein (other than against Liable Party pursuant to the Guaranty or Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower, Operating Lessee or Liable Party shall have been transferred; (iv) any purchaser of any asset of Borrower or Operating Lessee; or (v) any other person or entity (except Borrower and Liable Party pursuant to the Guaranty), for any deficiency or other sum owing with respect to the Note. It is understood that the Note (except as set forth in the balance of this Section and in the Indemnity Agreement or Guaranty) may not be enforced against any person described in clauses (i) through (v) above (other than against Liable Party pursuant to the Indemnity Agreement or Guaranty as set forth in clauses (i) and (v) above) unless such person is independently liable for the obligations under the Loan Documents, the Indemnity Agreement, the Guaranty or other document relating to the Loan, and Holder agrees not to sue or bring any legal action or proceeding against any such person in such respect. However, nothing contained in this Section or in the Loan Documents shall:

(a) prevent recourse to the Borrower or, if and to the extent applicable, the Liable Party or the assets of Borrower, or, if and to the extent applicable, as provided in the Guaranty or Indemnity Agreement, the assets of the Liable Party, or enforcement of the Mortgage or other instrument or document by which Borrower is bound pursuant to the Loan Documents.

(b) limit Holder’s rights to institute or prosecute a legal action or proceeding or otherwise make a claim against Borrower and/or the Liable Party for damages and losses to the extent arising directly or indirectly from any of the following or against the person or persons committing any of the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee and/or the Liable Party,

(ii) the misappropriation by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee of any proceeds (including, without limitation, any Rents, security deposits, tenant letters of credit, insurance proceeds and condemnation proceeds), including (x) the failure to pay any such amounts to Holder as and to the extent required under the Loan Documents, (y) the collection of Rents for a period of more than 30 days in advance, and (z) such amounts received after an Event of Default and not applied to the Loan or in accordance with the Loans Documents to operating and maintenance expenses of the Property,

(iii) the failure of Borrower to pay any obligations for which an escrow of Premiums or Impositions was not required pursuant to Section 2.5 of the Mortgage;

(iv) the breach of any representation, warranty, covenant or indemnification provision in the Indemnity Agreement or in the Mortgage with respect to Hazardous Materials,

(v) physical damage to the Property from intentional waste committed by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee, or

(vi) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Holder, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Holder relative to the Property, or in any claim or action by Holder relative to the assignment of Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof, which is found by a court of competent jurisdiction to have been raised by Borrower or Operating Lessee in bad faith or to be without basis in fact or law.

(c) limit Holder’s rights to recover damages to the extent arising from Borrower’s or Operating Lessee’s failure to comply with the provisions of the Mortgage pertaining to ERISA,

(d) limit Holder’s rights to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage and any amount expended by Holder in connection with the foreclosure of the Mortgage, or,

(e) limit Holder’s rights to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance.

Notwithstanding the foregoing, this limitation of liability shall not apply and the Loan will be a fully recourse Loan to Borrower and to Liable Party:

(i) in the event of any Transfer of the Property in violation of the Mortgage or in the event Borrower or Operating Lessee enters into any indebtedness for borrowed money which is secured by a lien, security interest or other encumbrance of any part of the Property, other than the Loan and any related obligations to Holder or except either as allowed by the Mortgage or as accepted or approved in the commercially reasonable discretion of Holder as evidenced in writing by an officer of Holder;

(ii) if (i) Borrower, Operating Lessee or Liable Party commences a voluntary bankruptcy or insolvency proceeding under the Bankruptcy Code which is not dismissed within 90 days of filing, or (ii) an involuntary case is commenced against Borrower, Operating Lessee or Liable Party under the Bankruptcy Code which is not dismissed within 90 days of filing, or (iii) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities, or (iv) a petition for relief is filed with respect to Borrower or Operating Lessee or Liable Party under the Bankruptcy Code through the actions of

Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities which is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (as such term is defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by Holder to obtain relief from the automatic stay and to obtain adequate protection for Holder; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Holder’s rights under the Loan Documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with Holder’s consent, which may be withheld in Holder’s sole discretion. As used herein, a “Related Person” shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.

Notwithstanding the foregoing, Holder agrees that its sole recourse against the Operating Lessee for Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by Operating Lessee and pledged to Holder pursuant to the terms of the Loan Documents; provided however, the foregoing shall not limit Holder’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

12. Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14. Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee. This obligation is not limited by Section 11.

15. No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder, and there is no unwritten agreement with respect to the subject matter of the Loan.

16. Governing Law. This Note is to be construed and enforced in accordance with the laws of New York.

17. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgage.

19. Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

20. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

[Signature on Following Page]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

SHC Columbus Drive, LLC, a Delaware limited liability company

By:	/s/ Ryan M. Bowie
Name:	Ryan M. Bowie
Its:	Vice President & Treasurer

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